EXHIBIT 23.04
               [BURNS & MCDONNELL LETTERHEAD]



October 11, 1996





Panda Interfunding Corporation
Panda Funding Corporation
c/o Panda Energy International, Inc.
4100 Spring Valley Road
Suite 1001
Dallas, TX  75244

Re:  Independent Engineer's Report

Ladies and Gentlemen:

We consent to the use of our report entitled "Panda-Rosemary Cogeneration Project Assessment Report for Potential Investors at the Request of Panda Energy Corporation" and the Officer's Certificate, of even date herewith, related thereto in the Prospectus (the "Prospectus") relating to the offering of Pooled Project Bonds, Series A-1 due 2012 offered by Panda Funding Corporation and included in the registration statement on Form S-1 by Panda Interfunding Corporation and Panda Funding Corporation, and to the inclusion of such report and certificate as an Appendix to the Prospectus.

We also consent to the statements by ICF Resources, Incorporated in their reports (and the summaries thereof) included in the Prospectus, that they have relied on our report referenced above, and we authorize such reliance.

We also hereby consent to the reference to us as experts under the heading "Experts-Independent Engineers and Consultants" in the Prospectus.

Sincerely,

BURNS & MCDONNELL


By:  /s/ Michael W. McComas
Name:  Michael W. McComas
Title: Vice President